SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2007

AXIAL VECTOR ENGINE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-49698	98-0353007
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One World Trade Center, 121 SW Salmon Street, Portland, Oregon	97204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 471-1348

_________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant’s Certifying Accountant

The Company has engaged Silberstein Serota, CPA’s and Business Consultants, P.C., a Nevada PCAOB registered CPA firm, as its principal accountants effective immediately pursuant to an engagement agreement executed by the Company with Ronald Serota, CPA. The Company’s prior principal accountant, Ronald N. Silberstein, CPA, PLLC, is affiliated with Silberstein Serota CPA’s, P.C. The decision to change accountants was approved by the Company’s Board of Directors. The Company did not consult with Ronald N. Silberstein, CPA, PLLC on any matters prior to retaining Silberstein Serota, CPA’s, P.C. as its principal accountants.

Section 5 - Corporate Governance and Management

Item 5.01. Changes in Control of Registrant

Dr. Raymond Brouzes has tendered his resignation as President, CEO and Board Member of AVEC.” And it has been accepted by the Board of Directors. Mr. Brouzes has reported no disagreement with the registrant on any matter relating to the Company’s operations, policies or practices.

Other Resignations of Key Personnel

Richard Fowlks has tendered his resignation as corporate general counsel and it has been accepted by the Board of Directors. Mr. Fowlks has reported no disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Section 8 - Other Events

Item 8.01. Other Events

Impact on the Company’s Plan of Operations

Adaptive Propulsion Systems (the companies licensee) has informed the company of a minimum of an additional 16 weeks delay on the final phase of testing to due mechanical failure of one of the parts of the “workhorse” multi fuel engine.

This will have a direct impact on closing sales of licenses, investment and the creation of the Center of Excellence.

SEC Investigation

The Company announces that the Securities and Exchange Commission has issued a formal order of investigation of the Company relating to possible violations of Sections 5(a) and 5(c) of the Securities Act of 1933, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.  The Company and certain of its officers and directors have received subpoenas for the production of documents, as well as for testimony.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axial Vector Engine Corporation

/s/  Samuel Higgins
Samuel Higgins
Chief Executive Officer

Date: May 18, 2007